Exhibit 99.1

For Immediate Release:

PAPER EXCELLENCE ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE DOMTAR

FOR $55.50 PER SHARE IN CASH

(All financial information is in U.S. Dollars)

Strategic transaction to accelerate Paper Excellence’s growth strategy, including entry into attractive US market; expands Domtar’s financial resources, potential customer base and product offerings

Richmond, British Columbia and Fort Mill, South Carolina — May 11, 2021 – Paper Excellence, a global diversified manufacturer of pulp and specialty, printing, writing, and packaging papers, and Domtar (NYSE: UFS) (TSX: UFS), a leading provider of fiber-based products, today announced that they have entered into a strategic business combination under which the Paper Excellence group of companies will acquire all of the issued and outstanding shares of Domtar common stock for $55.50 per share, in cash.

The purchase price represents a premium of approximately 37% to Domtar’s closing share price on May 3, 2021, the last trading day prior to the Domtar’s statement responding to media reports regarding a potential business combination between Domtar and Paper Excellence, and a premium of approximately 44% to the 30-day volume-weighted average price as of May 3, 2021. The all-cash transaction represents an enterprise value of approximately $3.0 billion.

After the transaction closes, Paper Excellence intends to continue the operations of Domtar as a stand-alone business entity. As such, Domtar will continue to be led by its management team and Paper Excellence plans to retain its corporate and production locations.

Joe Ragan, Global Chief Financial Officer of Paper Excellence, commented, “We are excited to add Domtar and its employees to the Paper Excellence global family. This marks a major step in our global strategy of identifying well-positioned assets and positioning them for growth. Domtar is a natural fit for our culture of operational excellence. We are enthusiastic about entering the American market as we continually improve Paper Excellence’s ability to serve its expanding blue-chip customer base.”

“We have long admired Domtar’s expansive global footprint and believe that it will be a valuable addition to Paper Excellence. We look forward to investing in Domtar’s assets and people for long-term growth,” concluded Mr. Ragan.

“This agreement enables our shareholders to realize certain and immediate cash value at a significant premium for their shares,” said John D. Williams, President and Chief Executive Officer of Domtar. “This transaction validates our long-term strategic plan for our leading paper and pulp businesses, and for our continued expansion into packaging.”

“Our dedicated employees have been instrumental to Domtar’s success and I am glad to see that this transaction supports the strategy that our team has worked so hard to develop over the last several years,” continued Mr. Williams. “As part of Paper Excellence, we will build on that momentum.”

Transaction Details

The agreement has been unanimously approved by the Domtar Board of Directors. The transaction is expected to close in the second half of 2021, subject to Domtar shareholder approval, receipt of the required regulatory approvals and other customary closing conditions.

Advisors

Barclays is serving as exclusive financial advisor to Paper Excellence and Latham & Watkins, LLP, McMillan, LLP, Miller Titerle LLP, and Mehigan LLP, are serving as legal advisors to Paper Excellence.

Morgan Stanley & Co. LLC, is serving as exclusive financial advisor to Domtar and Debevoise & Plimpton LLP, and Osler, Hoskin & Harcourt, LLP, are serving as legal advisors to Domtar.

Forward-Looking Statements

Certain statements contained in this press release, the information incorporated herein by reference, and other written and oral statements made from time to time by us or on our behalf are based on current expectations, projections about operations, industry conditions, financial condition, and liquidity, may not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance including the proposed transaction between Domtar and Paper Excellence. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate”, “believe”, “expect”, “intend”, “aim”, “target”, “plan”, “continue”, “estimate”, “project”, “may”, “will”, “should” and similar expressions. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Many risks, contingencies and uncertainties could cause actual results to differ materially from our forward-looking statements.

Where to Find Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between Domtar and Paper Excellence. In connection with the proposed merger, Domtar intends to file a proxy statement with the SEC. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Domtar with the SEC at http://www.sec.gov. Free copies of the proxy statement, once available, and Domtar’s other filings with the SEC may also be obtained from the company. Free copies of documents filed with the SEC by Domtar will be made available free of charge on Domtar’s investor relations website at https://www.domtar.com/en/who-we-are/investors-governance/investors.

Participants in the Solicitation

Domtar’s directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information about the directors and executive officers of Domtar is set forth in Domtar’s annual Proxy, which was filed with the SEC on March 25, 2021. Stockholders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed merger when it becomes available.

About Paper Excellence

Paper Excellence, headquartered in British Columbia, is a diversified manufacturer of pulp and specialty, printing, writing, and packaging papers. The company operates seven mills in Canada producing and shipping over 2.8 million tonnes annually with a workforce of more than 2,800. Paper Excellence is poised to continue to grow with its strategy of operational excellence and high-quality, cost-effective products. For more information on Paper Excellence, please visit www.paperexcellence.com.

About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and airlaid nonwovens. With approximately 6,400 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $3.7 billion, and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

Paper Excellence Contacts

Media

Ross Lovern / Hallie Wolff

Kekst

Tel.: 917-842-7205 / 917-842-1127

Domtar Contacts

Investors

Nicholas Estrela

Director

Investor Relations

Tel.: 514-848-5049

Media

David Struhs

Vice-President

Corporate Services & Sustainability

Tel.: 803-802-8031

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